Exhibit 99.1

TRUNITY ANNOUNCES RESTRUCTURING PLAN AND BUSINESS SPIN-OUT

Company Converts Debt, Creates Private Education Business, and New Pharmacy Focus

Davie, FL – (Marketwired) – December 14, 2015 – Trunity Holdings, Inc. (OTCBB/OTCQB:TNTY) (“Trunity”), a pioneer of eLearning technology solutions that transform the educational experience, today announced a comprehensive restructuring plan that will result in the spin-out of its education related businesses into a private company owned by its shareholders. In conjunction with the spin out, it intends to reshape its capital structure following a conversion of the majority of its $4 million in debt into equity. Lastly, it has acquired a new business start-up, Newco4Pharmacy, LLC, that intends to acquire a series of compounding pharmacy operations.

The restructuring plan was approved by Trunity’s Board of Directors after review of its financial condition, financing needs and alternatives. “We have invested heavily into our educational software platform, with over $16 million in investment in the business since inception. While we are beginning to get traction on our sales efforts, in order to get the business cash flow positive we will require additional funding, and capital is unlikely to be available until we restructure our debt,” said Nicole Fernandez-McGovern, the CEO of Trunity. “We have decided that the cost structure as a public company is not practical for our education business, and believe that a spin-out of the existing business into a private company will allow us to identify new funding, cut overhead and provide a potential future return to our shareholders. In support of the plan, the majority of our creditors, and shareholders, have approved this plan, and following conversion our shareholders will continue to own 100% of the private education business on completion of the spin out from Trunity Holdings, Inc.”

The restructuring plan allows creditors of the Company to convert their debt to equity using a $.03 per share rate, and that will apply to all creditors, including debenture holders, note holders, trade payables and all other obligations. If all creditors convert, debt service of over $700,000 will be eliminated. After conversion of debts, there will be approximately 190 million shares outstanding, with the debt holders receiving around 70% of outstanding shares issued, and existing equity holders having around 30% shares outstanding. All of these shareholders will be subject to the effect of a planned restructuring of Trunity’s equity, to include a reverse split of the common stock in a range that is estimated to be approximately 19 to 1, such that when completed each holder of 19 shares will have one outstanding share and total shares outstanding for the company will be approximately 12,000,000. As the restructuring plan is implemented over the next few weeks, details regarding the conversions will be communicated.

In conjunction with the restructuring, the Company has acquired 100% of the membership interests of Newco4pharmacy, LLC (“Newco”), a start-up operation that intends to acquire a number of compounding pharmacy operations, building a national network. In conjunction with the acquisition Newco was issued a new form of Preferred Stock that will convert to up to 90% of the common shares of the public Company. Newco holders will not participate in the ownership of the education business that is being spun-out. Existing shareholders of Trunity, including those who get shares as a result of the conversion of their debt, will have at 10% to 15% of the recapitalized public company, depending on the final amount of debt converted.

The share ownership of the education business, at the moment of its spin-out, will be the same as the ownership of the public company before giving effect to the acquisition of NewCo4Pharmacy. The target effective date for inclusion in the spin-out share distribution is December 18, 2015 at the end of business day. It is the intention that all holders of common stock will receive shares in the spin out company if the timetable and plan are executed on schedule.

The restructuring plan is expected to be completed by the end of 2015, including the spin-out of the education business into a separate private company and the restructuring of the equity of the public equity. Further updates will be provided on the Trunity.com web site, via press releases, as well as in Form 8-K filings as required.

About Trunity Holdings, Inc.

Founded in 2009, Trunity Holdings, Inc. (OTCBB/OTCQB:TNTY) (“Trunity”) has developed a collaborative knowledge management, publishing and education delivery platform which provides an end-to-end solution for the rapidly growing eTextbook, eLearning and enterprise training marketplaces. As a result of the platform’s innovative multi-tenant cloud-based architecture, Trunity allows content from multiple sources to be assembled into customized Trubooks™ and courseware and delivered with real-time updates directly to the student on any Internet-enabled computer or mobile device. The content powered by Trunity is seamlessly integrated with learning management, social collaboration, standards alignment, real-time analytics and royalty-tracking functionality. Trunity currently hosts a growing global community of over 4,300 expert contributors made up of top scientists and educators, who create peer-reviewed educational content. The Company’s clients include leading colleges, universities, K-12 schools, corporate enterprises and government agencies worldwide. Headquartered in Davie, Florida, Trunity has operations in North America and internationally. For more information, visit www.trunity.com.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Trunity Holdings Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

FOR MORE INFORMATION ABOUT TRUNITY HOLDINGS,

PLEASE CONTACT:

Nicole Fernandez-McGovern, Chief Executive Officer and Chief Financial Officer

866-723-4114